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                                                                    EXHIBIT 4.11

                                   AMENDMENT
                                    TO THE
                        UDLP 401(K) PLAN FOR EMPLOYEES
                 COVERED BY A COLLECTIVE BARGAINING AGREEMENT


          WHEREAS, United Defense, L.P. (the "Company") sponsors and maintains the UDLP 401(k) Plan for Employees Covered by a Collective Bargaining Agreement (the "Plan") for the benefit of its employees; and

          WHEREAS, the Company deems it desirable to amend the Plan.

          NOW, THEREFORE, pursuant to the power of amendment contained in
Section 11.1 of the Plan, the Company hereby amends the Plan, effective the 7th day of July, 1997, by amending the Plan in the following particulars:

          1.   By adding the following phrase at the end of Section 5.4.1 of the
     Plan:

               "provided, that such consent shall not be required with respect to a loan by a Participant who becomes a Participant after the effective date of this amendment.

          2.   By adding the following as a new Section 6.1.5:

               "The provisions of Section 6.1.3 and 6.1.4 shall apply only for Participants who are Participants on or before the effective date of this amendment."



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          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the effective date herein.


                              UNITED DEFENSE, L.P.

                               /s/ Michael J. Callahan
                              -----------------------------------------------

                              By: Michael J. Callahan
                                  -------------------------------------------

                              Title: Chairman, FMC Corporation
                                     ----------------------------------------
                                     Employee Welfare Benefits Plan Committee

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